Exhibit 10.14
Agreement with K-9 Bomb Search

ALLIANCE AGREEMENT
 Between American K-9 Bomb Search, Inc., Inc. and Labwire, Inc.

This Agreement is entered into on this       1st  day of      February        , 2005 by and between Labwire, Inc. (hereinafter “Labwire”), and American K-9 Services, Inc. (hereinafter “K-9”).
WHEREAS K-9 provides security and investigative, dog related services all of which are hereafter referred to, both singularly and collectively, as the “Security Services” and maintains a Web site at www.K-9.com (which site and any successor sites shall be referred to as the “K-9 Site”).and

WHEREAS Labwire desires to promote K-9 as the preferred provider of Security Services to its customers; and

WHEREAS Labwire provides certain automated program management services and related products referred to, both singularly and collectively, as the “DAT Services” and maintains a Web site at www.labwire.com (which site and any successor or affiliated sites shall be referred to as the “Labwire Site”); and

WHEREAS K-9 desires to promote Labwire as a preferred provider of DAT Services to its customers; and

WHEREAS K-9 and Labwire desire to provide incentives to each other for the referral of Customers and the resulting revenues from such Customers; and

NOW, THEREFORE, Labwire and K-9, in consideration of the mutual promises and undertakings herein recited and intending to be legally bound, agree as follows:

1.	Definitions. For purposes of this Agreement, the following definitions will apply:
a.	"Referral Customers" will mean end-users who purchase Security Services from K-9 after being referred to the sales, marketing and customer service efforts of K-9 after initial contact by Labwire.
b.	“Service Agreement” will mean resulting executed contracts between K-9 and Referral Customers under which K-9 agrees to provide the BI Services and deliver said products and services.
c.	“Security Services” will mean the products and/or services provided by K-9 under this Agreement.
d.	“DAT Services” will mean the products and/or services provided by Labwire under the Agreement.

2.
Term. The term of this Agreement will commence on the date first set forth above and will continue in effect for an initial term of two (2) years, unless earlier terminated pursuant to the terms and conditions of this Agreement.

3.
Appointment. Because K-9 wishes for Labwire to be, and Labwire wishes to be, an independent sales agent and distributor for certain K-9 products, for the term of this Agreement, K-9 designates and appoints Labwire, on a world-wide basis, as (a) its non-exclusive independent sales representative to market Security Services.

4.	Responsibilities of K-9. K-9 agrees to perform the following responsibilities in connection with this Agreement:
a.	Subject to the terms and conditions of this Agreement, all determinations concerning the terms and conditions of Security Services offered, will be made by K-9.
b.	K-9 will be responsible to provide the Security Services in accordance with the executed Service Agreements that it obtains with Referral Customers. .
c.
K-9 will make available to Labwire, at no cost to Labwire, service briefs, product brochures, and such other sales aid materials (collectively, “Marketing Materials”) as K-9 reasonably determines appropriate to assist Labwire in the marketing of the Security Services. K-9 grants to Labwire the right to reproduce and distribute the Marketing Materials in support of its sales efforts under this Agreement.

d.
K-9 and Labwire may distribute a joint press release (in form acceptable to both parties) announcing this Agreement, and such other press releases as the parties may agree upon from time to time to promote the sales of Security Services through Labwire.

e.
K-9 will provide Labwire personnel with such training as Labwire may reasonably request to enable it to effectively market the Security Services. Each party will bear its own costs and pay for its own expenses in providing or receiving the training.

f.	K-9 will pay commissions to Labwire in accordance with the provisions of Section 9 of this Agreement.
g.	K-9 will promote Labwire as a recommended and preferred provider of DAT Services.

5.	Responsibilities of Labwire. Labwire agrees to perform the following responsibilities in connection with this Agreement.
a.	As Independent Sales Representative of Security Services to Referral Customers.
i.
In soliciting orders for Security Services on behalf of K-9, Labwire will provide service and product descriptions only as are contained and approved by K-9 in its current published sales literature, which will be provided to Labwire by K-9.  When K-9 sales literature is changed, Labwire will be allowed continued use of its existing stock of related marketing materials for a period of sixty days following receipt of notice of the changes.

ii.	Labwire will not make any other representations, warranties, or commitments relative to BI Services or negotiate any K-9 contract terms, conditions or prices.
iii.	Labwire will advise K-9 of the prospective Referral Customer to establish appropriate sales contacts, contract documentation, and customer service to be completed through K-9.
b.	Marketing Materials.
i.
Labwire may prepare marketing materials (such as overheads, presentations, brochures, and trade show information) for use in marketing the Security Services. These marketing materials, with exception of pricing information, will be subject to the approval of K-9 prior to use. Proposals to potential customers will not be considered to be marketing materials.

6.	Expenses. Except as otherwise set forth in this Agreement, each party will be individually and solely liable for its own costs involved in marketing Security Services.

7.
Billing and Collection.  Labwire will perform all billing and collection functions with regard to Referral Customers under this Agreement.  All orders will be placed directly with Labwire and K-9 and Labwire will each invoice their own Customers directly for payment for their respective services, unless otherwise arranged on a customer by customer basis.  K-9 acknowledges and agrees that Labwire is not responsible for any amounts due to K-9 for Security Services that K-9 sells to its Customers unless Labwire is a party to the transactions between K-9 and those Customers. Labwire acknowledges and agrees that K-9 is not responsible for any amounts due to Labwire for DAT Services that Labwire sells to its Customers unless K-9 is a party to the transactions between Labwire and those Customers.  The terms and conditions of any commercial transactions between K-9 and its Customers and Labwire and its Customers are separate agreements between K-9 and Labwire and their respective Customers and such contracts are independent of this Agreement.

8.
Customer Orders and Payment.  All orders will be submitted by Referral Customers directly to K-9 and will be subject to acceptance in writing by K-9 under applicable Service Agreements with said Customers, it being expressly understood and agreed that K-9 may, refuse acceptance of any order if, in K-9’ reasonable determination, acceptance of such order would have a detrimental effect on K-9’ business. Each order submitted pursuant hereto will constitute an offer by a Customer to purchase the Security Services therein described and, upon acceptance by K-9, will give rise to a contractual obligation of K-9 to distribute the Security Services to the Customer, and to charge such Customer for said Security Services ordered on the terms and conditions set forth in this Agreement. K-9 will provide approved standard form contracts reflecting appropriate billing and payment arrangements along with required terms and conditions pertaining to such Customers. The contract terms and conditions contained in Service Agreements for Referral Customers will not be negotiable between such Customers and Labwire or K-9.

9.
Commissions on Referral Customers. K-9 agrees to pay Commissions to Labwire of five percent (05%) of revenue received by K-9 from Referral Customers, or such other amount specific to a Referral Customer as is mutually agreed by both parties hereto in writing.  Labwire agrees to pay Commissions to K-9 of five percent (5%) of revenue:

a.	Referral Customers shall be submitted by Labwire and accepted by K-9, or vice versa,
b.	Commissions will be deemed earned by either party only when all of the following criteria are fulfilled:
i.
The Referral Customer and K-9 have entered into an agreement within one hundred eighty (180) days of the referral date (“Referral Date”) reflected in the specific Customer Referral Form for the prospective customer’s purchase of K-9 products duly executed by both parties to the contract. Commissions will be paid on the initial and all subsequent orders for term of the contract between K-9 and the Referral Customer even if this Agreement terminates or expires.

ii.
The Product has been delivered to and paid for by the Referral Customer to K-9.  K-9 must employ reasonable commercial efforts to collect from delinquent Referral Customer accounts. Commission will not be paid on bad debts or amounts deemed by K-9 to be uncollectible.

c.	Commissions will be reported to and payable to either party thirty (30) days after the end of the month in which the commission is earned.
d.	Commissions will be paid net of taxes, fees or other pass-through charges and subject to the provisions of this Agreement.
e.
Except as otherwise specifically agreed, the payment of commissions under this Agreement will constitute full compensation for services performed and expenses incurred by either party under, or in any way connected with its role as independent sales representative or distributor.

f.
If this Agreement is terminated, both parties will be entitled to receive commissions on Referral Customers which were submitted by either party prior to the date of termination, which are accepted by K-9 or Labwire within thirty (30) days after such date of termination.

g.
K-9 may in its sole discretion reject any Referral Customer if it reasonably determines that acceptance of such Customer (1) would be detrimental to its business (i.e.: such customer is a competitor, or has bad credit); or (2) would violate certain restrictions defined by K-9 company policies for qualifying new customers; or, (3) would violate federal, state, or local laws; or (4) would violate K-9’s contractual obligations with other parties such as government agencies or data suppliers. K-9 will provide Labwire with its rules for qualifying new customers, and will notify Labwire as to any contractual obligations that would restrict Labwire’s sales efforts. This information will be updated when changes are made to it.

h.
K-9 shall keep full and accurate records related to Referral Customers to enable it to accurately report the commissions earned by Labwire each month. Labwire shall have the right, upon reasonable prior written notice, to audit the books, records and accounts of K-9 relating to the Referral Customers and Security Services purchased by such Customers for the purposes of verifying compliance with this Agreement The expenses of such audits shall be borne by Labwire. Audits shall be limited to records specifically related to this Agreement. Audits shall occur no more often than three (3) times per calendar year and no more often than two (2) times per any quarter.

i.
Labwire will comply with reasonable procedures and guidelines established by K-9 for the use of consumer information ad will comply by all applicable federal, state, and local laws and regulations.  K-9 has the right to require reasonable evidence of Labwire’s compliance with applicable laws and K-9’s guidelines for use of consumer information products.  Labwire shall fully cooperate with such inquiries or audit requests of K-9 to the extent they are reasonable and do not require Labwire to violate any law or confidentiality obligation.  Upon reasonable advance notice and during regular business hours, K-9 shall have the right at its own expense to conduct periodic audits of Labwire’s compliance with its obligations under this Agreement and with applicable laws. Audits shall be limited to records specifically related to this Agreement. Audits shall occur no more often than three (3) times per calendar year and no more often than two (2) times per any quarter thereof.

j.	Any violations discovered as a result of such audits may be cause for immediate action by either party, including but not limited to, termination of this Agreement.

10.	Indemnification.
a.
Labwire will indemnify and hold K-9 harmless from and against any and all third party claims and liabilities resulting therefrom, together with reasonable attorney’s fees and costs incurred in connection therewith, resulting from: (a) any unauthorized representations, warranties or commitments made by Labwire with respect to the Security Services; or (b) any breach by Labwire of its obligations under this Agreement; or (c) Labwire’s violation of applicable laws.

b.
Except for liabilities for which Labwire owes K-9 an indemnification obligation as stated in 10(a), K-9 will indemnify and hold Labwire harmless from and against any and all third party claims and liabilities resulting therefrom, together with reasonable attorney’s fees and costs incurred in connection therewith, resulting from (1) any provision of Security Services to any Referral Customer (2) breach by K-9 of its obligations under this Agreement; or (3) K-9’s violation of applicable laws.

c.
A party's duty to indemnify the other under this Agreement is conditional on: (a) the party seeking indemnification providing the indemnifying party with prompt notice of any claim, demand, action, liability, suit or damage for which indemnification is sought; and (b) the party seeking indemnification affording the indemnifying party with the opportunity to handle the defense of the matter for which indemnification is sought.

11.
LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, OR FOR ANY LOST PROFITS OF ANY KIND, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS.

12.	Termination.
a.
Either party will have the right to terminate this Agreement at any time upon ninety (90) days advance written notice.  Either party will have the right to terminate this Agreement for Good Cause upon ten (10) days advance written notice, unless the other party cures the material breach stated for termination in such notice within ten (10) days of its receipt of such notice. "Good cause" will include, but not necessarily be limited to: (i) material breach of this Agreement by the other party; or (ii) the termination or suspension of business by the other party; or (iii) insolvency of the other party; or (iv) the other party becoming subject to bankruptcy or insolvency proceedings or to direct control by a trustee, receiver or similar authority. Good cause will also include modification by K-9 of its distribution methods or discontinuance of the sale of the Security Services, in which event this Agreement will be terminated upon ninety (90) days written notice by K-9 to Labwire.

b.	Termination of this Agreement will not constitute a waiver of any rights or remedies at law or in equity.
c.
Upon termination of this Agreement, all pre-existing Referral Customer Service Agreements will remain in effect with K-9 per their terms.  All obligations to pay Referral Fees that were incurred prior to any termination of this Agreement shall survive termination of the Agreement.

d.
Termination of this agreement becomes effective upon discontinued integration and services accessed through integration notwithstanding the written notice provisions in 6.1 above.  Referral Fees that were incurred during the integration shall survive termination of the Agreement and the discontinuation of the integration.

e.	The obligation to pay commissions to Labwire or K-9 shall survive the expiration or earlier termination of this Agreement.

13.
Confidential Information. Proprietary or confidential information disclosed by the parties, including but not limited to the existence and the terms of this Agreement, technological information about their respective Web sites, business plans, financial information, customer information, and pricing and sales information (“Confidential Information”) shall not be disclosed to any third party, other than to employees, agents, and consultants who need to know such Confidential Information and who shall be advised they are subject to these restrictions regarding Confidential Information. Recipient shall be responsible for any wrongful disclosure of Confidential Information made by any third party to whom Recipient revealed the Confidential Information. The foregoing obligations shall not apply with respect to any Confidential Information that: (a) is or becomes publicly known through no wrongful act or omission of Recipient; (b) was rightfully known by Recipient before receipt from the disclosing party; (c) becomes rightfully known to Recipient without confidential or proprietary restriction from a source which does not owe a duty of confidentiality; or (d) is independently developed by Recipient without the use of, or reference to, the Confidential Information.  Recipient may disclose Confidential Information to the extent disclosure is required by law or court order; provided, however, that to the extent possible, prior to any such compelled disclosure, Recipient shall give the disclosing party reasonable advance notice of any such disclosure so the disclosing party has an opportunity to lawfully prevent or limit the scope of such disclosure. This Section shall survive the termination of this Agreement.

14.
Relationship of the Parties. The relationship established by this Agreement is that of independent contractors. No partnership, employment, franchise, reseller, joint-venture or such other relationship is established by this Agreement.  Neither party has the authority to incur obligations on behalf of the other; and, no community of interest is established among the parties by this Agreement. Although the parties hereto will collaborate to introduce new Customers to each other, each party will conduct its respective business at its own initiative, responsibility and expense.

15.	General.
a.
Agreement Modification. Except as expressly allowed herein, the terms of this Agreement may only be modified or waived by written agreement of both parties. Any waiver of any of the terms provided for herein is only for the particular matters specified and will not constitute a waiver of any of the other terms of this Agreement, nor will waiver of a provision in one instance prevent enforcement of that provision on any other occasion. K-9 may, at any time and at its sole discretion, and with at least 30 days prior written notice to Labwire, discontinue any of the Security Services, change the terms and conditions of its product and service agreements, and change service and product literature and any other service and product sales aids. K-9 will notify Labwire of any such changes. Such changes will not affect current Customer agreements except to the extent permitted in such agreements.

b.
Force Majeure. Neither party will be liable in the event that its performance of this Agreement is prevented, or rendered so difficult or expensive as to be commercially impracticable, by reason of an Act of God, labor dispute, unavailability of transportation, goods or services, governmental restrictions or actions, war (declared or undeclared), or other hostilities, or by any other event, condition or cause which is not foreseeable on the date of this Agreement and is beyond the reasonable control of the party. It is expressly agreed that any failure of the United States Government to issue a required license for the export of any K-9 Product ordered by Labwire hereunder will constitute an event of force majeure. In the event of non-performance or delay in performance attributable to any such causes, the period allowed for performance of the applicable obligation hereunder will be extended for a period equal to the period of the delay. However, the party so delayed will use its best efforts, without obligation to expend substantial amounts not otherwise required under this Agreement, to remove or overcome the cause of delay. In the event that the performance of a party is delayed for more than six (6) months, the other party will have the right, which will be exercisable for so long as the cause of such delay will continue to exist, to terminate this Agreement without liability for such termination.

c.
Assignment. Neither party may assign this Agreement nor subcontract or delegate its responsibilities without the express written consent of the other whose consent shall not be unreasonably withheld. Any such assignment or subcontract will be void and will constitute a material breach and default under this Agreement.

d.
Notice. Except as otherwise specified herein, any notice to be given under the terms of this Agreement will be in writing and will be either hand delivered or sent by overnight courier or United States mail, postage and delivery prepaid, to the parties at the addresses specified in this Agreement, or such other location as the other parties may provide each other from time to time by written notice. Notice will be deemed effective upon delivery.

e.
Governing Law. This Agreement will in all respects be governed by, and enforced and interpreted in accordance with, the laws of the State of Oklahoma, except with respect to its rules relating to conflicts of laws.

f.
Severability. In the event that one or more of the provisions contained in this Agreement will for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement will be enforced to the maximum extent possible.

g.	Third Party Beneficiaries. There are no third party beneficiaries to the Agreement.
h.
Use of the Parties’ Names, Trademarks.  Each party acknowledges and agrees that it neither acquires nor can it convey any right, title or interest in and to the other party’s trademarks, services marks, trade names, logos, copyrights, intellectual property rights or any other asset used to identify and distinguish the other party’s goods, services or business, as they exist today and as they may be amended or expanded in the future, all of which shall be collectively referred to herein as the “Marks”  Each party must review and approve in writing, prior to use or publication, any and all use of its Marks on the Internet and all activities or communications that reference or use the Marks. Each party hereby grants the other a non-exclusive, non-transferable, limited license to reproduce, display and use its Marks solely to provide the Services. Upon termination of this Agreement, each party shall immediately discontinue the use of the other’s Marks.

i.
Merger/Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. There are no understandings or agreements, express or implied, not specified herein, and the foregoing terms and conditions will prevail, notwithstanding any variance with the terms and conditions of any documentation, order or other written materials submitted by Labwire with respect to this matter. This Agreement will not be deemed or construed to be modified, amended, rescinded, canceled or waived in whole or in part, except by written amendment by the parties hereto.

Each Party represents that the Agreement has been executed on such Party’s behalf on the date written below by a representative authorized to bind that Party with respect to the undertakings and obligations contained in the Agreement.

American K-9 Bomb Search, Inc.	Labwire, Inc.

By: (S) Eric Linden date: 2/1/005	By: (S) Charles Munson date: 2/1/2005
(Authorized Signature)	(Authorized Signature)

Print Name/Title: Eric Linden COO	Print Name/Title: Charles Munson V.P. Operations

Address:826 Oak Valley	Address: 14133 Memorial Drive Suite 1
Houston, TX 77024	Houston, TX 77079

Phone: 713-868-4242	Phone: 281-597-1611

EXHIBIT A

CUSTOMER REFERRAL FORM
UNDER THE ALLIANCE AGREEMENT BETWEEN K-9 COMMERCIAL SERVICES, INC. AND Labwire, Inc.

Below is a customer referral as defined in the Alliance Agreement. Labwire is proposing this referral to K-9, or vice versa, for eligibility under the Agreement for payment of Commission.  Labwire will provide the information below to K-9, or vice versa, in order to accept or reject the proposed Referral Customer.

During the term of this Alliance Agreement either party may propose Referral Customers to each other. The referring party will utilize the attached Customer Referral Form to propose a referral lead to the other party. Either party may accept or reject a referral lead at its sole discretion.  Within the Customer Referral Form referring party will identify the customer’s name, location and contact information, the details of the opportunity, the customer contact information and the date the referral was sent to party accepting referral (“Referral Date”). Both parties shall use reasonable efforts to notify the other party in writing (generally within ten (10) business days from date of receipt of the Customer Referral Form) whether it accepts or rejects the customer lead. Unless otherwise agreed in writing by both parties, the accepted lead shall expire 180 days following the Referral Date and acceptance by either party unless either party and the specific Referral Customer reflected on the lead has completed and fully executed a Service Agreement for products and services in accordance with the provisions of the Alliance Agreement.

K-9 / Labwire Alliance Customer Referral Form

[Referral Account ]	[Labwire Contact / Referred by]
Referral Date:

Referral Account Info.	Name
Contact
Address
Phone
Fax
Email

Opportunity Description (Size, Industry, Competition, Timing etc)                                                 Description

Current Labwire Account                       Yes [    ]   No [    ]
Does the account use a Background Check Co.?  Yes [    ]   No [    ]
Currently in a Bidding Process?               Yes [    ]   No [    ]
K-9 Referral Acceptance
VP Sales                                    Approved  [    ]   Rejected  [    ]                          Signature/Date:
                    President / VP Marketing               Approved  [    ]   Rejected  [    ]            Signature/Date:

FAX to K-9
Attention: